Exhibit 99.1

ITG RELEASES JUNE 2013 U.S. TRADING VOLUMES

NEW YORK, July 9, 2013 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that June 2013 U.S. trading volume was 3.5 billion shares and average daily volume (ADV) was 174 million shares.  This compares to 3.8 billion shares and ADV of 173 million shares in May 2013 and 3.7 billion shares and ADV of 175 million shares in June 2012.  There were 20 trading days in June 2013, 22 days in May 2013 and 21 days in June 2012.

ITG U.S. Trading Activity

June 2013

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

June 2013	20	3,481,797,930	174,089,897

Year-to-Date:	124	23,026,490,647	185,697,505

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, (investor.itg.com), and are available via a downloadable spreadsheet file.

Notice about Regulation Fair Disclosure (“Reg FD”)

Our investors and others should note that we currently announce material information to our investors using our company website (www.itg.com), including the investor relations section (investor.itg.com), SEC filings, press releases, public conference calls and public webcasts.  Going forward, material information about ITG may also be announced by posts on the following corporate social media channel:

ITG’s Twitter feed (www.twitter.com/itginc)

The information that we post via this social media channel could be deemed to be material information. As a result, we encourage investors, the media, and others interested in ITG to review the information that we post on this social media channel. This list of channels may be updated from time to time on the investor relations section of ITG’s website.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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